Exhibit 5.1

910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HONG KONG HOUSTON LONDON	MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

August 19, 2021

Westlake Chemical Corporation

2801 Post Oak Boulevard, Suite 600

Houston, Texas 77056

Ladies and Gentlemen:

Westlake Chemical Corporation, a Delaware corporation (the “Company”), has requested that we render the opinion expressed below in connection with the Company’s proposed offering of $300,000,000 aggregate principal amount of the Company’s 0.875% Senior Notes due 2024 (the “2024 Notes”), $350,000,000 aggregate principal amount of the Company’s 2.875% Senior Notes due 2041 (the “2041 Notes”), $600,000,000 aggregate principal amount of the Company’s 3.125% Senior Notes due 2051 (the “2051 Notes”) and $450,000,000 aggregate principal amount of the Company’s 3.375% Senior Notes due 2061 (together with the 2024 Notes, the 2041 Notes and the 2051 Notes, the “Notes”) pursuant to the Registration Statement on Form S-3ASR (Registration No. 333-234573) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 7, 2019 under the Securities Act of 1933, as amended (the “1933 Act”), which relates to the offering and sale of various securities from time to time pursuant to Rule 415 under the 1933 Act.

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date; (ii) the Indenture, dated as of January 1, 2006 (the “Base Indenture”), among the Company, the potential subsidiary guarantors listed therein and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, National Association), as trustee (the “Trustee”), and the form of Fourteenth Supplemental Indenture relating to the Notes (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”); (iii) the prospectus dated November 7, 2019 forming a part of the Registration Statement and the prospectus supplement dated August 5, 2021 that the Company prepared and filed with the Commission on August 6, 2021 pursuant to Rule 424(b)(5) under the 1933 Act (together, the “Prospectus”); (iv) the Underwriting Agreement dated August 5, 2021 (the “Underwriting Agreement”), by and among the Company and Deutsche Bank Securities Inc., BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named in Schedule A thereto (collectively, the “Underwriters”), relating to the offering and sale of the Notes; and (v) corporate records of the Company, including certain resolutions of the Board of Directors of the Company and committees thereof, as furnished to us by the Company, and certificates of public officials and of representatives of the Company, statutes and other instruments and documents, as a basis for the opinion hereinafter expressed. In giving such opinion, we have relied, without independent investigation or verification, upon certificates, statements or other representations of officers and

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other representatives of the Company and of governmental and public officials with respect to the accuracy of the material factual matters contained in or covered by such certificates, statements or representations. In giving the opinion expressed below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true, correct and complete copies of the originals thereof and that all information submitted to us was and remains accurate and complete. We have also assumed the Base Indenture has been duly authorized, executed and delivered by the Trustee and represents a valid and legally binding obligation of the Trustee, and the Supplemental Indenture has been or will be duly authorized, executed and delivered by the Trustee and will represent a valid and legally binding obligation of the Trustee. In connection with this opinion letter, we have assumed that the Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Notes, when they have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally, by general equitable principles and public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by any implied covenants of good faith and fair dealing.

The opinion set forth above is limited in all respects to matters of the contract law of the State of New York and the General Corporation Law of the State of Delaware, each as in effect as of the date hereof.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K reporting the offering of the Notes. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.